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                                                                    Exhibit 23.2






                        INDEPENDENT ACCOUNTANTS' CONSENT


To the Board of Directors
Landmark Bancshares, Inc.


We consent to the incorporation by reference in the Amendment No. 1 to the Registration Statement on Form S-4 of Landmark Merger Company of our report, dated October 26, 2000, relating to the consolidated balance sheets of Landmark Bancshares, Inc. and subsidiary as of September 30, 2000 and 1999, and the related consolidated statements of operations, comprehensive income, changes in stockholders' equity and cash flows for each of the three years in the period ended September 30, 2000, which report appears in the September 30, 2000 annual report on Form 10-K of Landmark Bancshares, Inc., and to the reference to our firm under the heading of "Experts" in the related prospectus.


/s/ Regier Carr & Monroe, L.L.P.


July 23, 2001
Wichita, Kansas